May 19, 2008
To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of May 15, 2008 on the reviewed condensed consolidated financial statements of Cal Alta Auto Glass, Inc. and Subsidiary as of March 31,2008 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange
Commission.

Very truly yours,
/s/ Chang G. Park
____________________________
Chang G. Park, CPA
Chang G. Park, CPA, Ph. D.

 371 E STREET  CHULA VISTA  CALIFORNIA 91910-2615
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 E-MAIL changgpark@gmail.com